Exhibit 10.84

AMENDMENT NO. TWO TO
NATIONSTAR MORTGAGE LLC
LONG-TERM INCENTIVE PLAN

WHEREAS, Nationstar Mortgage, LLC (the “Company”), a corporation duly organized and existing under the laws of the State of Texas, previously established the Nationstar Mortgage LLC Long-Term Incentive Plan (the “Plan”) for the benefit of certain employees, effective January 1, 2007;

WHEREAS, pursuant to Article VIII of the Plan, the Company is authorized to amend the Plan at its discretion by resolution of the President and CEO of the Company;

NOW THEREFORE, BE IT RESOLVED that Article II is hereby amended, effective June 1, 2011, to renumber the existing Section 2.2 as Section 2.3, and to add the following Section 2.2, to read as follows:

“2.2    Discretionary Awards. The President and CEO may, from time to time, grant discretionary Awards. The determination of the individuals, if any, to whom a discretionary Award is to be granted and the amount of such Award shall be in the sole and absolute discretion of the President and CEO. In such case, and notwithstanding Section 11.3 hereof, the Award Date of the discretionary Award shall be the date determined by the President and CEO and set forth in the notice of Award provided to the Participant.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. Two to the Nationstar Mortgage LLC Long-Term Incentive Plan, the Company has caused these presents to be duly executed in its name and on its behalf this 1st day of June, 2011.

NATIONSTAR MORTGAGE LLC

By: /s/ Anthony H. Barone
Title: President and CEO

ATTEST: /s/ Mark O'Brien
Executive Vice President
(Title)